Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	John H. Watt, Jr., President and CEO
John V. Moran, Executive Vice President and CFO
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6589

NBT BANCORP INC. ANNOUNCES FIRST QUARTER NET INCOME OF $39.8 MILLION ($0.91 PER DILUTED COMMON SHARE); APPROVES DIVIDEND

NORWICH, NY (April 26, 2021) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) reported net income and diluted earnings per share for the three months ended March 31, 2021.

Net income for the three months ended March 31, 2021 was $39.8 million, or $0.91 per diluted common share. Net income increased $5.7 million from the previous quarter primarily due to lower provision for loan losses and branch optimization charges recognized in the previous quarter. Net income increased $29.5 million from the first quarter of 2020 due to the adoption of the Current Expected Credit Losses (“CECL”) accounting methodology, including the estimated impact of the COVID-19 pandemic on expected credit losses, which resulted in first quarter 2020 provision for loan losses of $29.6 million.

Pre-provision net revenue (“PPNR”)1 for the first quarter of 2021 was $47.5 million compared to $48.2 million in the previous quarter and $44.9 million in the first quarter of 2020.

CEO Comments

“The results for the first quarter of 2021 demonstrate the resiliency of our banking platform. We drove commercial loan growth and experienced increased levels of consumer activity. Our mortgage pipeline is strong, and our indirect auto business exceeded production targets,” said NBT President and CEO John H. Watt, Jr. “We are optimistic about the prospects for the rest of the year driven by pent up demand and a snap back in many sectors of the economy that we anticipate will occur as the markets we serve continue to open up. Sustained levels of excellent credit quality allow for plenty of optionality in the deployment of capital which will drive growth. Record Assets Under Management and Administration in our wealth management business exceeded $9 billion. Finally, we leaned heavily into the Paycheck Protection Program in the latest round of funding to support the Main Street businesses and non-profits that are the backbone of the communities we serve.”

First Quarter Financial Highlights

Net Income	■	Net income of $39.8 million
	■	Diluted earnings per share of $0.91
Net Interest Income / NIM	■	Net interest income on a fully taxable equivalent basis was $79.4 million[1]
	■	Net interest margin (“NIM”) on a fully taxable equivalent basis was 3.17%[1], down 3 basis points (“bps”) from the prior quarter
PPNR	■	PPNR[1] was $47.5 million compared to $48.2 million in the fourth quarter of 2020 and $44.9 million in the first quarter of 2020
Loans and Credit Quality	■	Period end loans were $7.6 billion, up 7%, annualized, from December 31, 2020
	■	Excluding $536 million of Paycheck Protection Program (“PPP”) loans at March 31, 2021, period end loans increased $29 million or 0.4% from December 31, 2020
	■	Allowance for loan losses to total loans of 1.38% (1.48% excluding PPP loans and related allowance), down 9 bps from the fourth quarter (down 8 bps excluding PPP loans and related allowance)
	■	Net charge-offs to average loans was 0.12%, annualized (0.13% excluding PPP loans)
	■	Nonperforming assets to total assets was 0.41% (0.43% excluding PPP loans)
Capital	■	Tangible book value per share[2] grew 1% for the quarter and 9% from prior year to $20.71 at March 31, 2021
	■	Tangible equity to assets of 8.00%[1]
	■	CET1 ratio of 12.13%; Leverage ratio of 9.60%

Loans

■	Period end total loans were $7.6 billion at March 31, 2021 and $7.5 billion at December 31, 2020.
■
Excluding PPP loans, period end loans increased $28.9 million from December 31, 2020. Commercial and industrial loans increased $3.6 million to $1.3 billion; commercial real estate loans increased $57.5 million to $2.4 billion; and total consumer loans decreased $32.2 million to $3.4 billion.

■	Total PPP loans as of March 31, 2021 were $536 million (net of unamortized fees). The following activity occurred during the first quarter of 2021:
o	$250 million in originations
o	$132.8 million of loans forgiven
o	$6.2 million recognized into interest income
■	Commercial line of credit utilization rate was 22% at March 31, 2021 consistent with 22% at December 31, 2020 and compared to 32% at March 31, 2020.

Deposits

■
Average total deposits in the first quarter of 2021 were $9.3 billion, compared to $9.1 billion in the fourth quarter of 2020, driven by increases in non-interest bearing demand deposit accounts and savings deposit accounts.

■	Loan to deposit ratio was 77.8% at March 31, 2021, compared to 82.6% at December 31, 2020.

Net Interest Income and Net Interest Margin

■	Net interest income for the first quarter of 2021 was $79.1 million, down $1.1 million or 1.3% from the fourth quarter of 2020 and up $1.9 million or 2.4% from the first quarter of 2020.
■
The NIM on a fully taxable equivalent (“FTE”) basis for the first quarter of 2021 was 3.17%, down 3 bps from the fourth quarter of 2020 and down 35 bps from the first quarter of 2020. The net impact of PPP loans and excess liquidity impacted the NIM by 8 bps in the both the first quarter and fourth quarter of 2020. Excluding the impact of PPP lending and excess liquidity from each quarter, the NIM decreased 3 bps from the prior quarter primarily due to an 8 bps decline in earning asset yields partially offset by a 6 bps decline in the cost of interest bearing liabilities and a $141 million increase in average checking deposit account balances during the quarter.

■
Earning asset yields for the three months ended March 31, 2021 were down 8 bps from the prior quarter and down 69 bps from the same quarter in the prior year. Earning assets grew $155.5 million or 1.6% from the prior quarter and grew $1.3 billion or 14.4% from the same quarter in the prior year. The following are highlights from the prior quarter:

o	Excess liquidity resulted in a $34.8 million increase in the average balances of short-term interest bearing accounts.
o	The average balance of investment securities increased $83.0 million while yields declined 6 bps.
o	Loan yields decreased 4 bps to 4.02% for the quarter. Excluding PPP loans, yields decreased 7 bps from the prior quarter driven by a 12 bps yield reduction in the commercial loan portfolio.
■	Total cost of deposits was 0.14% for the first quarter of 2021, down 3 bps from the prior quarter and down 34 bps from the same period in the prior year.
■	The cost of interest-bearing liabilities for the three months ended March 31, 2021 was 0.34%, down 6 bps compared to the prior quarter of 0.40% and down 48 bps from the first quarter of 2020 of 0.82%.
o	Cost of interest-bearing deposits decreased 5 bps from the prior quarter and decreased 48 bps from the same quarter in 2020.

Credit Quality and Allowance for Credit Losses

■
Net charge-offs to total average loans of 12 bps (13 bps excluding PPP loans) compared to 21 bps (22 bps excluding PPP loans) in the prior quarter and 32 bps in the first quarter of 2020. The decrease in charge-offs during the first quarter of 2021 was primarily due to lower charge-offs in commercial and indirect auto, which continue to be at lower levels due to pandemic relief programs.

■	Nonperforming assets to total assets was 0.41% (0.43% excluding PPP loans) compared to 0.45% (0.47% excluding PPP loans) at December 31, 2020.
■
Provision expense for the three months ended March 31, 2021 was ($2.8) million and net charge-offs were $2.2 million. Provision expense decreased $2.2 million from the fourth quarter of 2020 and decreased $32.4 million from the first quarter of 2020. The decrease in provision expense from the prior quarter and first quarter of 2020 was primarily due to the reduction in the level of allowance for loan losses resulting from an improved economic forecast.

■
The allowance for loan losses was $105.0 million or 1.38% (1.48% excluding PPP loans and related allowance) of total loans compared to 1.47% (1.56% excluding PPP loans and related allowance) at December 31, 2020. The decrease in the level of allowance for credit losses was primarily due to the positive impact the forecasted improving economic conditions had on expected credit losses.

■	As of April 12, 2021, 1.0% of loans (loans outstanding as of March 31, 2021; excluding PPP balances) are in payment deferral programs which is down from the second quarter 2020 peak of 14.9%.
■	The reserve for unfunded loan commitments decreased to $5.9 million at March 31, 2021 compared to the prior quarter at $6.4 million.

Noninterest Income

■
Total noninterest income, excluding securities gains (losses), was $36.6 million for the three months ended March 31, 2021, down $1.4 million from the prior quarter and up $0.3 million from the prior year quarter.

■	Service charges on deposit accounts were lower than the prior quarter and lower than the first quarter of 2020. Overdraft charges have been lower during the COVID-19 pandemic.
■	ATM and debit card fees were comparable to the prior quarter and higher compared to the first quarter of 2020 due to increased volume and higher per transaction rates.
■
Retirement plan administration fees were higher than the prior quarter driven by market performance and organic growth, and higher than the first quarter of 2020 due to the April 1, 2020 acquisition of Alliance Benefit Group of Illinois, Inc. (“ABG”) contributing $1.7 million in revenues during the first quarter of 2021 and $1.5 million during the fourth quarter of 2020.

■
The decrease in other noninterest income from the prior quarter was primarily due to lower loan swap fee income and the decrease from the first quarter of 2020 was driven by lower loan swap fee income combined with lower mortgage banking income.

Noninterest Expense

■
Total noninterest expense for the first quarter of 2021 was down 9.7% from the previous quarter and down 4.2% from the first quarter of 2020, primarily due to $4.1 million in branch optimization costs incurred during the fourth quarter of 2020.

■
Salaries and benefits increased from the prior quarter due to seasonally higher payroll taxes and stock-based compensation expenses and increased from the first quarter of 2020 driven by the addition of ABG’s salaries and benefits.

■	Data processing and communications increased from the prior quarter and the first quarter of 2020 driven by charges related to the addition of a digitized PPP platform.
■	Professional fees and outside services decreased from the prior quarter due to timing of initiatives.
■
Other expenses decreased $7.4 million from the prior quarter due to $4.1 million in branch optimization charges recognized in the prior quarter, a $1.4 million decrease in the provision for the reserve for unfunded commitments, lower travel training expenses and lower pension costs. The decrease from the first quarter of 2020 was due to a $2.5 million decrease in the reserve for unfunded commitments, lower travel training expenses during the COVID-19 pandemic and lower pension costs.

Income Taxes

■
The effective tax rate was 21.9% for the first quarter of 2021 compared to 21.6% for the fourth quarter of 2020 and 14.2% for the first quarter of 2020. The increase from the first quarter of 2020 was due to a higher level of taxable income relative to total income.

Capital

■	Capital ratios remain strong with tangible common equity to tangible assets[1] at 8.00%. Tangible book value per share[2] grew 1% from the prior quarter and 9% from the prior year quarter to $20.71.
■	March 31, 2021 CET1 capital ratio of 12.13%, leverage ratio of 9.60 % and total risk-based capital ratio of 15.92%.

Stock Repurchase and Dividend

■
The Company purchased 257,031 shares of common stock during the first quarter of 2021 at a weighted average price of $35.09 excluding commissions. As of March 31, 2021, there were 1,742,969 shares available for repurchase under this plan, which expires on December 31, 2021.

■	The Board of Directors approved a second-quarter cash dividend of $0.27 per share at a meeting held today. The dividend will be paid on June 15, 2021 to shareholders of record as of June 1, 2021.

Conference Call and Webcast

The Company will host a conference call at 8:30 a.m. (Eastern) Tuesday, April 27, 2021, to review first quarter 2021 financial results. The audio webcast link, along with the corresponding presentation slides, will be available on the Company’s Event Calendar page at https://stockholderinfo.nbtbancorp.com/events-calendar/upcoming-events and will be archived for twelve months.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $11.5 billion at March 31, 2021. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 141 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine, and is currently entering Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.

Forward-Looking Statements

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of phrases such as “anticipate,” “believe,” “expect,” “forecasts,” “projects,” “will,” “can,” “would,” “should,” “could,” “may,” or other similar terms. There are a number of factors, many of which are beyond the Company’s control that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, regional, national and international economic conditions and the impact they may have on the Company and its customers and the Company’s assessment of that impact; (2) changes in the level of nonperforming assets and charge-offs; (3) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board (“FRB”); (5) inflation, interest rate, securities market and monetary fluctuations; (6) political instability; (7) acts of war or terrorism; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (9) changes in consumer spending, borrowings and savings habits; (10) changes in the financial performance and/or condition of the Company’s borrowers; (11) technological changes; (12) acquisitions and integration of acquired businesses; (13) the ability to increase market share and control expenses; (14) changes in the competitive environment among financial holding companies; (15) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Company and its subsidiaries must comply, including those under the Dodd-Frank Act, Economic Growth, Regulatory Relief, Consumer Protection Act of 2018, Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), and other legislative and regulatory responses to the coronavirus (“COVID-19”) pandemic; (16) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (“FASB”) and other accounting standard setters; (17) changes in the Company’s organization, compensation and benefit plans; (18) the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; (19) greater than expected costs or difficulties related to the integration of new products and lines of business; (20) the adverse impact on the U.S. economy, including the markets in which we operate, of the novel coronavirus, which causes COVID-19 global pandemic; and (21) the Company’s success at managing the risks involved in the foregoing items.

Currently, one of the most significant factors that could cause actual outcomes to differ materially from the Company’s forward-looking statements is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company, its customers and the global economy and financial markets. The extent to which the COVID-19 pandemic impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic and its impact on the Company’s customers and demand for financial services, the actions governments, businesses and individuals take in response to the pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies, national and local economic activity, and the pace of recovery when the COVID-19 pandemic subsides, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2020 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. The Company cautions readers not place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the SEC, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected. Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as a reconciliation to the comparable GAAP measure, is provided in the accompanying tables. Management believes that these non-GAAP measures provide useful information that is important to an understanding of the results of the Company’s core business as well as provide information standard in the financial institution industry. Non-GAAP measures should not be considered a substitute for financial measures determined in accordance with GAAP and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Amounts previously reported in the consolidated financial statements are reclassified whenever necessary to conform to current period presentation.

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)

	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Profitability:
Diluted earnings per share	$0.91	$0.78	$0.80	$0.56	$0.23
Weighted average diluted common shares outstanding	43,889,889	43,973,971	43,941,953	43,928,344	44,130,324
Return on average assets[3]	1.46%	1.24%	1.29%	0.94%	0.43%
Return on average equity[3]	13.57%	11.59%	12.09%	8.76%	3.69%
Return on average tangible common equity1 3	18.24%	15.71%	16.51%	12.14%	5.24%
Net interest margin1 3	3.17%	3.20%	3.17%	3.38%	3.52%

	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Balance sheet data:
Securities available for sale	$1,387,028	$1,348,698	$1,197,925	$1,108,443	$1,000,980
Securities held to maturity	592,999	616,560	663,088	599,164	621,359
Net loans	7,528,459	7,388,885	7,446,143	7,514,491	7,147,383
Total assets	11,537,253	10,932,906	10,850,212	10,847,184	9,953,543
Total deposits	9,815,930	9,081,692	8,958,183	8,815,891	7,864,638
Total borrowings	308,766	406,731	446,737	602,988	714,283
Total liabilities	10,346,272	9,745,288	9,684,101	9,704,532	8,841,364
Stockholders' equity	1,190,981	1,187,618	1,166,111	1,142,652	1,112,179

Capital:
Equity to assets	10.32%	10.86%	10.75%	10.53%	11.17%
Tangible equity ratio[1]	8.00%	8.41%	8.27%	8.04%	8.55%
Book value per share	$27.43	$27.22	$26.74	$26.20	$25.52
Tangible book value per share[2]	$20.71	$20.52	$20.02	$19.46	$18.96
Leverage ratio	9.60%	9.56%	9.48%	9.44%	10.02%
Common equity tier 1 capital ratio	12.13%	11.84%	11.63%	11.34%	10.90%
Tier 1 capital ratio	13.38%	13.09%	12.88%	12.60%	12.14%
Total risk-based capital ratio	15.92%	15.62%	15.43%	15.15%	13.36%
Common stock price (end of period)	$39.90	$32.10	$26.82	$30.06	$32.39

NBT Bancorp Inc. and Subsidiaries
Selected Financial Data
(unaudited, dollars in thousands except per share data)

	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Asset quality:
Nonaccrual loans	$43,399	$44,647	$35,896	$25,567	$29,972
90 days past due and still accruing	2,155	3,149	2,579	2,057	2,280
Total nonperforming loans	45,554	47,796	38,475	27,624	32,252
Other real estate owned	1,318	1,458	1,605	1,783	2,384
Total nonperforming assets	46,872	49,254	40,080	29,407	34,636
Allowance for loan losses	105,000	110,000	114,500	113,500	100,000

Asset quality ratios (total):
Allowance for loan losses to total loans	1.38%	1.47%	1.51%	1.49%	1.38%
Total nonperforming loans to total loans	0.60%	0.64%	0.51%	0.36%	0.45%
Total nonperforming assets to total assets	0.41%	0.45%	0.37%	0.27%	0.35%
Allowance for loan losses to total nonperforming loans	230.50%	230.14%	297.60%	410.87%	310.06%
Past due loans to total loans	0.22%	0.37%	0.26%	0.30%	0.51%
Net charge-offs to average loans[3]	0.12%	0.21%	0.12%	0.28%	0.32%

Asset quality ratios (excluding paycheck protection program):
Allowance for loan losses to total loans	1.48%	1.56%	1.62%	1.59%	1.38%
Total nonperforming loans to total loans	0.64%	0.68%	0.55%	0.39%	0.45%
Total nonperforming assets to total assets	0.43%	0.47%	0.39%	0.28%	0.35%
Allowance for loan losses to total nonperforming loans	230.44%	230.10%	297.53%	410.78%	310.06%
Past due loans to total loans	0.23%	0.39%	0.28%	0.32%	0.51%
Net charge-offs to average loans[3]	0.13%	0.22%	0.13%	0.30%	0.32%

NBT Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	March 31,	December 31,
Assets	2021	2020
Cash and due from banks	$182,830	$159,995
Short-term interest bearing accounts	972,195	512,686
Equity securities, at fair value	32,247	30,737
Securities available for sale, at fair value	1,387,028	1,348,698
Securities held to maturity (fair value $600,176 and $636,827, respectively)	592,999	616,560
Federal Reserve and Federal Home Loan Bank stock	25,127	27,353
Loans held for sale	1,295	1,119
Loans	7,633,459	7,498,885
Less allowance for loan losses	105,000	110,000
Net loans	$7,528,459	$7,388,885
Premises and equipment, net	72,705	74,206
Goodwill	280,541	280,541
Intangible assets, net	10,923	11,735
Bank owned life insurance	187,458	186,434
Other assets	263,446	293,957
Total assets	$11,537,253	$10,932,906

Liabilities and stockholders' equity
Demand (noninterest bearing)	$3,495,622	$3,241,123
Savings, NOW and money market	5,715,935	5,207,090
Time	604,373	633,479
Total deposits	$9,815,930	$9,081,692
Short-term borrowings	95,339	168,386
Long-term debt	14,069	39,097
Subordinated debt, net	98,162	98,052
Junior subordinated debt	101,196	101,196
Other liabilities	221,576	256,865
Total liabilities	$10,346,272	$9,745,288

Total stockholders' equity	$1,190,981	$1,187,618

Total liabilities and stockholders' equity	$11,537,253	$10,932,906

NBT Bancorp Inc. and Subsidiaries
Quarterly Consolidated Statements of Income
(unaudited, dollars in thousands except per share data)

	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Interest, fee and dividend income
Interest and fees on loans	$75,093	$76,863	$74,998	$77,270	$78,728
Securities available for sale	5,544	5,478	5,603	5,600	5,753
Securities held to maturity	3,382	3,532	3,734	3,926	4,091
Other	291	568	659	650	829
Total interest, fee and dividend income	$84,310	$86,441	$84,994	$87,446	$89,401
Interest expense
Deposits	$3,172	$3,887	$4,267	$4,812	$9,104
Short-term borrowings	70	193	446	972	1,797
Long-term debt	124	369	398	393	393
Subordinated debt	1,359	1,339	1,375	128	-
Junior subordinated debt	530	545	565	695	926
Total interest expense	$5,255	$6,333	$7,051	$7,000	$12,220
Net interest income	$79,055	$80,108	$77,943	$80,446	$77,181
Provision for loan losses	(2,796)	(607)	3,261	18,840	29,640
Net interest income after provision for loan losses	$81,851	$80,715	$74,682	$61,606	$47,541
Noninterest income
Service charges on deposit accounts	$3,027	$3,588	$3,087	$2,529	$3,997
ATM and debit card fees	6,862	6,776	7,194	6,136	5,854
Retirement plan administration fees	10,098	9,011	9,685	9,214	7,941
Wealth management	7,910	7,456	7,695	6,823	7,273
Insurance	3,461	3,454	3,742	3,292	4,269
Bank owned life insurance income	1,381	1,733	1,255	1,381	1,374
Net securities gains (losses)	467	160	84	180	(812)
Other	3,832	5,937	4,985	5,456	5,527
Total noninterest income	$37,038	$38,115	$37,727	$35,011	$35,423
Noninterest expense
Salaries and employee benefits	$41,601	$41,016	$40,451	$39,717	$40,750
Occupancy	5,873	5,280	5,294	5,065	5,995
Data processing and communications	4,731	4,157	4,058	4,079	4,233
Professional fees and outside services	3,589	4,388	3,394	3,403	3,897
Equipment	5,177	5,395	5,073	4,779	4,642
Office supplies and postage	1,499	1,517	1,530	1,455	1,636
FDIC expense	808	739	645	993	311
Advertising	451	827	530	322	609
Amortization of intangible assets	812	822	856	883	834
Loan collection and other real estate owned, net	590	930	620	728	1,017
Other	2,757	10,133	3,857	3,916	6,957
Total noninterest expense	$67,888	$75,204	$66,308	$65,340	$70,881
Income before income tax expense	$51,001	$43,626	$46,101	$31,277	$12,083
Income tax expense	11,155	9,432	10,988	6,564	1,715
Net income	$39,846	$34,194	$35,113	$24,713	$10,368
Earnings Per Share
Basic	$0.91	$0.78	$0.80	$0.57	$0.24
Diluted	$0.91	$0.78	$0.80	$0.56	$0.23

NBT Bancorp Inc. and Subsidiaries
Average Quarterly Balance Sheets
(unaudited, dollars in thousands)

	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates	Average Balance	Yield / Rates

	Q1 - 2021		Q4 - 2020		Q3 - 2020		Q2 - 2020		Q1 - 2020
Assets
Short-term interest bearing accounts	$587,358	0.09%	$552,529	0.11%	$477,946	0.11%	$380,260	0.10%	$74,695	1.28%
Securities available for sale1 4	1,346,380	1.67%	1,230,411	1.77%	1,137,604	1.96%	985,561	2.29%	962,527	2.40%
Securities held to maturity1 4	607,407	2.43%	640,422	2.36%	621,812	2.56%	613,899	2.75%	622,398	2.81%
Investment in FRB and FHLB Banks	25,606	2.45%	28,275	5.94%	29,720	7.08%	36,604	6.09%	39,784	5.97%
Loans1 5	7,574,337	4.02%	7,533,953	4.06%	7,559,218	3.95%	7,589,032	4.10%	7,163,114	4.42%
Total interest earning assets	$10,141,088	3.38%	$9,985,590	3.46%	$9,826,300	3.45%	$9,605,356	3.68%	$8,862,518	4.07%
Other assets	960,994		954,123		967,194		961,807		885,570
Total assets	$11,102,082		$10,939,713		$10,793,494		$10,567,163		$9,748,088

Liabilities and stockholders' equity
Money market deposit accounts	$2,484,120	0.23%	$2,455,510	0.27%	$2,364,606	0.28%	$2,360,407	0.29%	$2,101,306	1.00%
NOW deposit accounts	1,358,955	0.05%	1,315,370	0.05%	1,207,064	0.05%	1,167,486	0.04%	1,086,205	0.10%
Savings deposits	1,547,983	0.05%	1,465,562	0.05%	1,447,021	0.05%	1,383,495	0.05%	1,276,285	0.06%
Time deposits	615,343	0.93%	645,288	1.15%	684,708	1.31%	760,803	1.48%	842,989	1.62%
Total interest bearing deposits	$6,006,401	0.21%	$5,881,730	0.26%	$5,703,399	0.30%	$5,672,191	0.34%	$5,306,785	0.69%
Short-term borrowings	115,182	0.25%	175,597	0.44%	277,890	0.64%	427,004	0.92%	533,516	1.35%
Long-term debt	19,913	2.53%	59,488	2.47%	64,137	2.47%	64,165	2.46%	64,194	2.46%
Subordinated debt, net	98,095	5.62%	97,984	5.44%	97,934	5.59%	8,633	5.96%	-	-
Junior subordinated debt	101,196	2.12%	101,196	2.14%	101,196	2.22%	101,196	2.76%	101,196	3.68%
Total interest bearing liabilities	$6,340,787	0.34%	$6,315,995	0.40%	$6,244,556	0.45%	$6,273,189	0.45%	$6,005,691	0.82%
Demand deposits	3,319,024		3,178,410		3,111,617		2,887,545		2,398,307
Other liabilities	250,991		271,206		282,265		271,635		214,495
Stockholders' equity	1,191,280		1,174,102		1,155,056		1,134,794		1,129,595
Total liabilities and stockholders' equity	$11,102,082		$10,939,713		$10,793,494		$10,567,163		$9,748,088

Interest rate spread		3.04%		3.06%		3.00%		3.23%		3.25%
Net interest margin (FTE)[1]		3.17%		3.20%		3.17%		3.38%		3.52%

NBT Bancorp Inc. and Subsidiaries
Consolidated Loan Balances
(unaudited, dollars in thousands)

The following table presents loans by line of business, paycheck protection program loans includes $14.2 million, $6.9 million, $11.3 million and  $14.6 million in unamortized fees as of March 31, 2021 December 31, 2020 September 30, 2020 and June 30, 2020, respectively.

	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Commercial	$1,271,319	$1,267,679	$1,297,408	$1,318,806	$1,338,609
Commercial real estate	2,437,811	2,380,358	2,281,843	2,256,580	2,242,139
Paycheck protection program	536,494	430,810	514,558	510,097	-
Residential real estate mortgages	1,478,216	1,466,662	1,448,530	1,460,058	1,446,676
Indirect auto	913,083	931,286	989,369	1,091,889	1,184,888
Specialty lending	577,509	579,644	566,973	515,618	539,378
Home equity	369,633	387,974	404,346	415,528	431,536
Other consumer	49,394	54,472	57,616	59,415	64,157
Total loans	$7,633,459	$7,498,885	$7,560,643	$7,627,991	$7,247,383

The following table provide loans as a percentage of total loans in industries vulnerable to the COVID-19 pandemic as of March 31, 2021 excluding PPP loans:

Industry	% of Total Loans
Accommodations	2.4%
Healthcare services and practices	2.2%
Restaurants and entertainment	1.8%
Retailers	1.7%
Automotive	1.4%
Total	9.5%

Allowance for Loan Losses as a Percentage of Loans by Segment:

	2020				2021
	1st Q	2nd Q	3rd Q	4th Q	1st Q
Commercial & industrial	1.43%	1.25%	1.34%	1.34%	1.20%
Commercial real estate	1.10%	1.56%	1.57%	1.49%	1.48%
Paycheck protection program	0.00%	0.01%	0.01%	0.01%	0.01%
Residential real estate	0.99%	1.13%	1.21%	1.07%	1.03%
Auto	1.08%	0.99%	0.92%	0.93%	0.78%
Other consumer	4.00%	5.01%	4.66%	4.55%	4.34%
Total	1.38%	1.49%	1.51%	1.47%	1.38%

Total excluding PPP loans	1.38%	1.59%	1.62%	1.56%	1.48%

1 The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands)

Pre-provision net revenue ("PPNR")	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Income before income tax expense	$51,001	$43,626	$46,101	$31,277	$12,083
FTE adjustment	302	318	325	329	329
Provision for loan losses	(2,796)	(607)	3,261	18,840	29,640
Net securities (gains) losses	(467)	(160)	(84)	(180)	812
Nonrecurring expense	-	4,100	-	650	-
Unfunded loan commitments reserve	(500)	900	-	(200)	2,000
PPNR	$47,540	$48,177	$49,603	$50,716	$44,864

Average Assets	$11,102,082	$10,939,713	$10,793,494	$10,567,163	$9,748,088

Return on Average Assets[3]	1.46%	1.24%	1.29%	0.94%	0.43%
PPNR Return on Average Assets[3]	1.74%	1.75%	1.83%	1.93%	1.85%

PPNR is a Non-GAAP financial measure that management believes is useful in evaluating the underlying operating results of the Company excluding the volatility in loan loss provision due to CECL adoption and the impact of the COVID-19 pandemic, net securities gains (losses) and non-recurring income and/or expense.

FTE Adjustment	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Net interest income	$79,055	$80,108	$77,943	$80,446	$77,181
Add: FTE adjustment	302	318	325	329	329
Net interest income (FTE)	$79,357	$80,426	$78,268	$80,775	$77,510
Average earning assets	$10,141,088	$9,985,590	$9,826,300	$9,605,356	$8,862,518
Net interest margin (FTE)[3]	3.17%	3.20%	3.17%	3.38%	3.52%

Interest income for tax-exempt securities and loans have been adjusted to a FTE basis using the statutory Federal income tax rate of 21%.

1 The following tables provide the Non-GAAP reconciliations for the Non-GAAP measures contained in this release:

Non-GAAP measures
(unaudited, dollars in thousands)

Tangible equity to tangible assets	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Total equity	$1,190,981	$1,187,618	$1,166,111	$1,142,652	$1,112,179
Intangible assets	291,464	292,276	293,098	293,954	285,955
Total assets	$11,537,253	$10,932,906	$10,850,212	$10,847,184	$9,953,543
Tangible equity to tangible assets	8.00%	8.41%	8.27%	8.04%	8.55%

Return on average tangible common equity	2021	2020
	1st Q	4th Q	3rd Q	2nd Q	1st Q
Net income	$39,846	$34,194	$35,113	$24,713	$10,368
Amortization of intangible assets (net of tax)	609	617	642	662	626
Net income, excluding intangibles amortization	$40,455	$34,811	$35,755	$25,375	$10,994

Average stockholders' equity	$1,191,280	$1,174,102	$1,155,056	$1,134,794	$1,129,595
Less: average goodwill and other intangibles	291,921	292,725	293,572	294,423	286,400
Average tangible common equity	$899,359	$881,377	$861,484	$840,371	$843,195
Return on average tangible common equity[3]	18.24%	15.71%	16.51%	12.14%	5.24%

2 Non-GAAP measure - Stockholders' equity less goodwill and intangible assets divided by common shares outstanding.
3 Annualized.
4 Securities are shown at average amortized cost.
5 For purposes of these computations, nonaccrual loans and loans held for sale are included in the average loan balances outstanding.